Credit Suisse First Boston Mortgage Securities Corp.

Depositor

Wells Fargo Bank, N.A.

Master Servicer

CSMC Mortgage-Backed Trust 2007-2

Issuing Entity

CSMC Mortgage-Backed Pass-Through Certificates, Series 2007-2

Final Terms

The issuer has tiled a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-135481. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has tiled with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

SUMMARY

The following summary highlights selected information from the related prospectus supplement. It does not contain all of the information that you should consider in making your investment decision. To understand the terms of the offered certificates, read this entire prospectus supplement and the entire accompanying prospectus carefully.

Title of series	CSMC Mortgage-Backed Pass-Through Certificates, Series 2007-2.
Sponsor	DLJ Mortgage Capital, Inc., referred to in the related prospectus supplement as DLJ Mortgage Capital.
Depositor	Credit Suisse First Boston Mortgage Securities Corp.
Issuing Entity	CSMC Mortgage-Backed Trust 2007-2, a common law trust formed under the laws of the state of New York, referred to in the related prospectus supplement as the trust.
Sellers

DLJ Mortgage Capital and GreenPoint Mortgage Funding, Inc., referred to in the related prospectus supplement as GreenPoint.  The Sellers will make the representations and warranties with respect to the mortgage loans to the trust.

Originators

Countrywide Home Loans, Inc., referred to in the related prospectus supplement as Countrywide.  No other originator has originated or acquired more than 10% of the mortgage loans (by aggregate cut-off date principal balance) in either mortgage group.

Servicers

Wells Fargo Bank, N.A., referred to in the related prospectus supplement as Wells Fargo Bank, Select Portfolio Servicing, Inc., referred to in the related prospectus supplement as SPS, and Countrywide Home Loans Servicing, LP,  referred to in the related prospectus supplement as Countrywide Servicing.  No other servicer is servicing more than 10% of the mortgage loans (by aggregate cut-off date principal balance) in either mortgage group.

Master Servicer	Wells Fargo Bank, also referred to in the related prospectus supplement as the master servicer. The master servicer will oversee and enforce the servicing of the mortgage loans by the servicers.
Special Servicer and Modification Oversight Agent	SPS.
Custodians	Wells Fargo Bank and LaSalle Bank, National Association. Each of the Custodians will maintain custody of certain mortgage files relating to the mortgage loans on behalf of the trust.
Trustee	U.S. Bank National Association, referred in the related prospectus supplement as U.S. Bank.
Trust Administrator	Wells Fargo Bank.
Counterparty under the yield maintenance agreements	Credit Suisse International, referred to in the related prospectus supplement as CSi or the cap counterparty.
Mortgage pool	2,216 fixed rate mortgage loans with an aggregate principal balance of approximately $989,285,835.32, as of the cut-off date, secured by first liens on one- to four-family residential properties.
Mortgage group

Loan group 1, individually, and loan group 2 and loan group 3, collectively, are each referred to herein as a mortgage group.  The mortgage loans or portions thereof in loan group 1 are sometimes referred to herein as the group 1 mortgage loans.  The mortgage loans or portions thereof in loan group 2 and loan group 3 are sometimes referred to herein as the group CB mortgage loans.

Cut-off date.	February 1, 2007
Closing date.	On or about February 28, 2007.
Distribution dates.	The 25th day of each month, or if the 25th day is not a business day, on the succeeding business day beginning in March 2007.
Form of offered certificates.

The offered certificates, other than the Class AR and Class AR-L Certificates, will be book-entry certificates.  The Class AR and Class AR-L Certificates will be physical certificates.  See “Description of the Certificates—Book-Entry Registration” in the related prospectus supplement.

Offered Certificates

Class	Initial Class Principal Balance	Per Annum Pass-Through Rate	Initial Rating S&P/Moody’s/Fitch(1)	Designation

Class A Certificates
1-A-1	$106,962,000	Variable(2)	AAA/Aaa/AAA	Super Senior/Accretion Directed/TAC
1-A-2	Notional(3)	Variable(4)	AAA/Aaa/AAA	Senior/Interest Only
1-A-3	$1,000	6.000%	AAA/Aaa/AAA	Senior/Accretion Directed/ Accrual/Support
1-A-4(16)	$53,080,000	5.750%	AAA/Aaa/AAA	Super Senior/Lockout
1-A-5	$1,000	6.000%	AAA/Aaa/AAA	Senior/Accrual/Support
1-A-6	$2,991,000	6.000%	AAA/Aaa/AAA	Senior
1-A-7	$9,200,000	6.000%	AAA/Aa1/AAA	Senior/Lockout/Mezzanine
1-A-8(16)	$4,795,000	6.000%	AAA/Aa1/AAA	Senior/Mezzanine/PAC
1-A-9(16)	Notional(5)	0.500%	AAA/Aaa/AAA	Senior/Interest Only
1-A-10(16)	$184,326,000	5.500%	AAA/Aaa/AAA	Super Senior/PAC
1-A-11(16)	$1,380,000	6.000%	AAA/Aa1/AAA	Senior/Lockout/Mezzanine
1-A-12(16)	Notional(6)	0.250%	AAA/Aaa/AAA	Senior/Interest Only
1-A-13(16)	$184,326,000	5.750%	AAA/Aaa/AAA	Super Senior/PAC
1-A-14(16)	$184,326,000	6.000%	AAA/Aaa/AAA	Super Senior/PAC
1-A-15(16)	$189,121,000	6.000%	AAA/Aaa/AAA	Senior/PAC
1-A-16(16)	$53,080,000	6.000%	AAA/Aaa/AAA	Super Senior/Lockout
1-A-17(16)	$54,460,000	6.000%	AAA/Aaa/AAA	Senior/Lockout
2-A-1	$97,049,000	5.000%	AAA/Aaa/NR	Senior
2-A-2	$2,130,900	5.000%	AAA/Aaa/NR	Senior
2-A-3(16)	$1,045,000	5.000%	AAA/Aa1/NR	Senior/Lockout/Mezzanine
2-A-4(16)	$23,750,000	5.000%	AAA/Aaa/NR	Super Senior/Lockout
2-A-5(16)	$24,795,000	5.000%	AAA/Aaa/NR	Senior/Lockout
3-A-1	$100,000,000	Variable(7)	AAA/Aaa/NR	Super Senior/Accretion Directed/TAC
3-A-2	Notional(8)	Variable(9)	AAA/Aaa/NR	Senior/Interest Only
3-A-3	$500	5.500%	AAA/Aaa/NR	Senior/Accrual/Support
3-A-4(16)	$90,388,000	5.500%	AAA/Aaa/NR	Senior/Lockout
3-A-5	$6,192,000	5.500%	AAA/Aaa/NR	Senior
3-A-6	$50,000,000	5.400%	AAA/Aaa/NR	Senior/PAC
3-A-7	Notional(10)	0.500%	AAA/Aaa/NR	Senior/Interest Only
3-A-8	$125,140,000	5.500%	AAA/Aaa/NR	Senior/PAC
3-A-9	$70,524,000	5.500%	AAA/Aaa/NR	Senior
3-A-10	$27,300,000	5.000%	AAA/Aaa/NR	Senior
3-A-11	Notional(11)	1.000%	AAA/Aaa/NR	Senior/Interest Only
3-A-12	$500	5.500%	AAA/Aaa/NR	Senior/Accretion Directed/ Accrual/Support
3-A-13	$10,400,000	5.500%	AAA/Aa1/NR	Senior/Lockout/Mezzanine
3-A-14(16)	$3,810,000	5.500%	AAA/Aa1/NR	Senior/Lockout/Mezzanine
3-A-15(16)	$86,578,000	5.500%	AAA/Aaa/NR	Super Senior/Lockout

Class X Certificates
A-X	Notional(12)	6.500%	AAA/Aaa/NR	Senior/Interest Only

Class P Certificates
A-P	$40,747	(13)	AAA/Aaa/NR	Senior/Principal Only

Class B Certificates
1-B-1	$6,759,000	6.000%	NR/NR/AA	Subordinate
1-B-2	$2,253,000	6.000%	NR/NR/A	Subordinate
1-B-3	$1,502,000	6.000%	NR/NR/BBB	Subordinate
C-B-1	$4,909,000	Variable(14)	AA/NR/NR	Subordinate
C-B-2	$1,841,000	Variable(14)	A/NR/NR	Subordinate
C-B-3	$1,227,000	Variable(14)	BBB/NR/NR	Subordinate

Class AR Certificates
AR	$50	5.000%	AAA/NR/NR	Senior/Residual
AR-L	$50	5.000%	AAA/NR/NR	Senior/Residual

Total offered certificates	$985,187,747

Non-Offered Certificates

Class	Initial Class Principal Balance	Per Annum Pass-Through Rate	Initial Rating S&P/Moody’s/Fitch(1)	Designation

Class B Certificates
1-B-4	$751,000	6.000%	NR/NR/BB	Subordinate
1-B-5	$939,000	6.000%	B/NR/NR	Subordinate
1-B-6	$563,785	6.000%	NR/NR/NR	Subordinate
C-B-4	$613,000	Variable(14)	BB/NR/NR	Subordinate
C-B-5	$613,000	Variable(14)	B/NR/NR	Subordinate
C-B-6	$618,303	Variable(14)	NR/NR/NR	Subordinate

Class PP Certificates
PP	Notional(15)	N/A	NR/NR/NR	Prepayment Premiums

Total non-offered certificates	$4,098,088

______________________

(1)

See “Ratings” in the related prospectus supplement.

(2)

The initial pass-through rate on the Class 1-A-1 Certificates is approximately 5.920% per annum.  After the first distribution date, the per annum pass-through rate on these certificates will be equal to LIBOR (the London Interbank Offered Rate, as described in “Description of the Certificates—Determination of LIBOR” in the related prospectus supplement) plus 0.600%, but no more than 9.500% per annum and no less than 0.600% per annum; provided however, that when LIBOR, as described in the related yield maintenance agreement, is greater than 5.400%, a portion of the interest distributed to the Class 1-A-1 Certificates will not come from payments on the mortgage loans but rather from the related yield maintenance agreement, which, depending on the rate of prepayments, may not provide enough interest to pay the full pass-through rate.  After the related yield maintenance agreement terminates in July 2010, the maximum pass-through rate will be 6.000% per annum.

(3)

Interest will accrue on the notional amount of the Class 1-A-2 Certificates, initially equal to $106,962,000, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(4)

The initial pass-through rate on the Class 1-A-2 Certificates is approximately 0.080% per annum.  After the first distribution date, the per annum pass-through rate on these certificates will be equal to 5.400% minus LIBOR, but no less than 0.000% per annum and no more  than 5.400% per annum.

(5)

Interest will accrue on the notional amount of the Class 1-A-9 Certificates, initially equal to $184,326,000, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(6)

Interest will accrue on the notional amount of the Class 1-A-12 Certificates, initially equal to $53,080,000, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(7)

The initial pass-through rate on the Class 3-A-1 Certificates is approximately 5.920% per annum.  After the first distribution date, the per annum pass-through rate on these certificates will be equal to LIBOR plus 0.600%, but no more than 9.500% per annum and no less than 0.600% per annum; provided however, that when LIBOR, as described in the yield maintenance agreement, is greater than 4.900%, a portion of the interest distributed to the Class 3-A-1 Certificates will not come from payments on the mortgage loans but rather from the yield maintenance agreement, which, depending on the rate of prepayments, may not provide enough interest to pay the full pass-through rate.  After the yield maintenance agreement terminates in May 2011, the maximum pass-through rate will be 5.500% per annum.

(8)

Interest will accrue on the notional amount of the Class 3-A-2 Certificates, initially equal to $100,000,000, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(9)

The initial pass-through rate on the Class 3-A-2 Certificates is approximately 0.000% per annum.  After the first distribution date, the per annum pass-through rate on these certificates will be equal to 4.900% minus LIBOR, but no less than 0.000% per annum and no more than 4.900% per annum.

(10)

Interest will accrue on the notional amount of the Class 3-A-7 Certificates, initially equal to $10,000,000, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(11)

Interest will accrue on the notional amount of the Class 3-A-11 Certificates, initially equal to $13,650,000, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(12)

Interest will accrue on the notional amount of the Class A-X Certificates, initially equal to approximately $15,314,851, calculated as described in “Description of the Certificates—Glossary of Terms” in the related prospectus supplement.  These certificates will not receive any distributions of principal.

(13)

These certificates are not entitled to payments in respect of interest.

(14)

The initial pass-through rate on the Class C-B-1, Class C-B-2, Class C-B-3, Class C-B-4, Class C-B-5 and Class C-B-6 Certificates is approximately 5.397% per annum.  After the first distribution date, the per annum pass-through rate on these certificates will be calculated as described herein under “Description of the Certificates—Distributions of Interest.”

(15)

The Class PP Certificates will be entitled to receive prepayment premiums from certain of the group 1, group 2 and group 3 mortgage loans.  The initial class PP notional amount will be approximately $989,285,835.

(16)

These certificates are exchangeable for certain other classes of offered certificates in the combinations identified in Annex III to the related prospectus supplement.  See “Description of the Certificates—Exchangeable Certificates.”

The offered certificates are subject to a variance of no more than 5% prior to their issuance.

CSMC Mortgage-Backed Pass-Through Certificates, Series 2007-2

Offered Certificates

Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations

Class A Certificates
1-A-1	DD	0 Days	30/360	March 2037	July 2010	$1,000	$1
1-A-2	DD	0 Days	30/360	March 2037	July 2010	$100,000	$1
1-A-3	CM	24 Days	30/360	March 2037	March 2007	$1,000	N.A.
1-A-4	CM	24 Days	30/360	March 2037	February 2037	$25,000	$1
1-A-5	CM	24 Days	30/360	March 2037	July 2010	$1,000	N.A.
1-A-6	CM	24 Days	30/360	March 2037	September 2015	$1,000	$1
1-A-7	CM	24 Days	30/360	March 2037	February 2037	$25,000	$1
1-A-8	CM	24 Days	30/360	March 2037	November 2014	$1,000	$1
1-A-9	CM	24 Days	30/360	March 2037	November 2014	$100,000	$1
1-A-10	CM	24 Days	30/360	March 2037	November 2014	$1,000	$1
1-A-11	CM	24 Days	30/360	March 2037	February 2037	$25,000	$1
1-A-12	CM	24 Days	30/360	March 2037	February 2037	$100,000	$1
1-A-13	CM	24 Days	30/360	March 2037	November 2014	$1,000	$1
1-A-14	CM	24 Days	30/360	March 2037	November 2014	$1,000	$1
1-A-15	CM	24 Days	30/360	March 2037	November 2014	$1,000	$1
1-A-16	CM	24 Days	30/360	March 2037	February 2037	$25,000	$1
1-A-17	CM	24 Days	30/360	March 2037	February 2037	$25,000	$1
2-A-1	CM	24 Days	30/360	March 2037	February 2021	$1,000	$1
2-A-2	CM	24 Days	30/360	March 2037	March 2036	$1,000	$1
2-A-3	CM	24 Days	30/360	March 2037	March 2036	$25,000	$1
2-A-4	CM	24 Days	30/360	March 2037	March 2036	$25,000	$1
2-A-5	CM	24 Days	30/360	March 2037	March 2036	$25,000	$1
3-A-1	DD	0 Days	30/360	March 2037	May 2011	$1,000	$1
3-A-2	DD	0 Days	30/360	March 2037	May 2011	$100,000	$1
3-A-3	CM	24 Days	30/360	March 2037	May 2011	$500	N.A.
3-A-4	CM	24 Days	30/360	March 2037	November 2036	$25,000	$1
3-A-5	CM	24 Days	30/360	March 2037	November 2036	$1,000	$1

3-A-6	CM	24 Days	30/360	March 2037	October 2019	$1,000	$1
3-A-7	CM	24 Days	30/360	March 2037	October 2019	$100,000	$1
3-A-8	CM	24 Days	30/360	March 2037	October 2019	$1,000	$1
3-A-9	CM	24 Days	30/360	March 2037	April 2016	$1,000	$1
3-A-10	CM	24 Days	30/360	March 2037	April 2016	$1,000	$1
3-A-11	CM	24 Days	30/360	March 2037	April 2016	$100,000	$1
3-A-12	CM	24 Days	30/360	March 2037	March 2007	$500	N.A.
3-A-13	CM	24 Days	30/360	March 2037	November 2036	$25,000	$1
3-A-14	CM	24 Days	30/360	March 2037	November 2036	$25,000	$1
3-A-15	CM	24 Days	30/360	March 2037	November 2036	$25,000	$1

Class X Certificates
A-X	CM	24 Days	30/360	March 2037	February 2037	$100,000	$1

Class P Certificates
A-P	CM	N.A.	N.A.	March 2037	June 2034	$25,000	$1

Class B Certificates
1-B-1	CM	24 Days	30/360	March 2037	February 2037	$25,000	$1
1-B-2	CM	24 Days	30/360	March 2037	February 2037	$25,000	$1
1-B-3	CM	24 Days	30/360	March 2037	February 2037	$25,000	$1
C-B-1	CM	24 Days	30/360	March 2037	November 2036	$25,000	$1
C-B-2	CM	24 Days	30/360	March 2037	November 2036	$25,000	$1
C-B-3	CM	24 Days	30/360	March 2037	November 2036	$25,000	$1

Class AR Certificates
AR	CM	24 Days	30/360	March 2037	March 2007	20%	20%
AR-L	CM	24 Days	30/360	March 2037	March 2007	20%	20%

Non-Offered Certificates

Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations

Class B Certificates
1-B-4	CM	24 Days	30/360	March 2037	February 2037	$25,000	$1
1-B-5	CM	24 Days	30/360	March 2037	February 2037	$25,000	$1
1-B-6	CM	24 Days	30/360	March 2037	February 2037	$25,000	$1
C-B-4	CM	24 Days	30/360	March 2037	November 2036	$25,000	$1
C-B-5	CM	24 Days	30/360	March 2037	November 2036	$25,000	$1
C-B-6	CM	24 Days	30/360	March 2037	November 2036	$25,000	$1

Class PP Certificates
PP	CM	N/A	N/A	March 2037	February 2012	20%	20%

_______________

(1)

CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date.  DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)

24 Days = For any distribution date, the interest accrual period will be calendar month preceding that distribution date.  0 Days = For any distribution date, the interest accrual period from and including the 25th day of the calendar month immediately preceding the related distribution date to and including the 24th day of the calendar month of the related distribution date.

(3)

Calculated as described in the prospectus supplement under “Pooling and Servicing Agreement—Final Scheduled Distribution Date.”  The actual final distribution date for any class of certificates could be substantially earlier.

(4)

The expected final distribution date, based upon 350% SPA with respect to the mortgage loans in loan group 1, 250% SPA with respect to the mortgage loans in loan group 2 and 275% SPA with respect to the mortgage loans in loan group 3 and the Group C-B Certificates as described under “Certain Yield and Prepayment Considerations—Modeling Assumptions” and (2) the modeling assumptions used in the related prospectus supplement, as described under “Certain Yield and Prepayment Considerations—Weighted Average Life.”  The actual final distribution date for each class of certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.